EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	F. Brad Denardo, Chairman & CEO	Lora M. Jones, Treasurer & CFO
	(540) 951-6213 bdenardo@nbbank.com	(540) 951-6238 ljones@nbbank.com

National Bankshares, Inc. Reports Results for the Three Months Ended March 31, 2025

BLACKSBURG, VA., April 24, 2025 -- National Bankshares, Inc. (“the Company”) (Nasdaq: NKSH), parent company of The National Bank of Blacksburg (“the Bank”) and National Bankshares Financial Services, Inc., today announced its results of operations for the first quarter of 2025. The Company reported net income of $3.24 million or $0.51 per diluted common share for the three months ended March 31, 2025. This compares with net income of $2.17 million or $0.37 per diluted common share for the three months ended March 31, 2024. National Bankshares, Inc. ended March 31, 2025 with total assets of $1.84 billion.

CEO F. Brad Denardo commented, "During the first quarter, National Bankshares continued to build a brighter future for our customers, communities, and shareholders. We are excited to have recently opened our Roanoke, Virginia, branch office, and we are motivated to serve our new neighbors and grow our presence in the Roanoke Valley. We are also working tirelessly towards launching our core systems upgrade in the second quarter, which promises better efficiency, streamlined processes, and an enhanced customer experience. Our commitment to shareholder value remains steadfast, and we are confident that our proven business model and strategically sound growth plan will continue to deliver results."

Comparability

The Company acquired Frontier Community Bank ("FCB") on June 1, 2024. In accordance with generally accepted accounting principles, periods prior to June 1, 2024 have not been restated and do not include assets acquired, liabilities assumed or results of operations related to FCB prior to acquisition. On the date of merger, the transaction increased the Company's stockholders' equity by $14.3 million and added loans of $118.7 million, goodwill of $4.9 million, core deposit intangibles of $2.1 million, and customer deposits of $129.7 million. More information about assets acquired and liabilities assumed is provided in the Company's 2024 Form 10-K.

Highlights

Branch Opening

The Company opened its new branch location in Roanoke, Virginia. The branch team will build on the customer relationships developed through the Roanoke loan production office and is eager to welcome the broader Roanoke Valley to The National Bank.

Net Interest Income

The net interest margin improved when the first quarter of 2025 is compared with the fourth quarter of 2024, due to lower deposit costs. When the three months ended March 31, 2025 is compared with the three months ended March 31, 2024, the net interest margin improved on higher asset yields and lower deposit costs.

Noninterest Income

Noninterest income increased when the first quarter of 2025 is compared with the fourth quarter of 2024 due to higher volume in credit and debit card transactions and receipt of an annual distribution of partnership income included in other income. When compared with the first quarter of 2024, the same drivers increased noninterest income for the three months ended March 31, 2025, along with the FCB acquisition and positive trends in Trust income.

101 Hubbard Street / Blacksburg, Virginia 24060

P.O. Box 90002 / Blacksburg, Virginia 24062-9002

540 951-6300 / 800 552-4123

www.nationalbankshares.com

Noninterest Expense

Noninterest expense increased slightly when the first quarter of 2025 is compared with the fourth quarter of 2024. Noninterest expense in 2025 includes conversion expenses associated with the upcoming system upgrade that will provide greater efficiency and improved product offerings. When compared with the first quarter of 2024, the FCB acquisition was the primary driver of the increase in noninterest expense.

Securities

The Company reduced its securities holdings by investing proceeds from matured securities in interest-bearing deposits. Fluctuation in the the value of the Company's securities portfolio are primarily due to market interest rate expectations. As of March 31, 2025, the Company has the ability to hold securities until recovery of the unrealized loss, which may be at maturity. Analysis as of March 31, 2025 did not indicate credit risk concerns with any of the Company’s securities.

Deposits
The Company’s depositors within its market areas are diverse and include individuals, businesses and municipalities. The Company does not have any brokered deposits. Depositors are insured up to the FDIC maximum of $250 thousand. Municipal deposits, which account for approximately 24% of the Company’s deposits, have additional security from bonds pledged as collateral, in accordance with state regulation. Of the Company’s non-municipal deposits, approximately 22.6% are uninsured.

Liquidity

The Company’s liquidity position remains solid. The Company maintains borrowing lines with the Federal Home Loan Bank of Atlanta (“FHLB”) and the Federal Reserve that provide substantial borrowing capacity. Combined with a low loan-to-deposit ratio, positive results of the latest liquidity stress testing and success of deposit marketing, the Company believes it is well positioned to meet foreseeable liquidity demands.

Loans and Credit Quality

Loans increased from December 31, 2024, primarily driven by growth in commercial real estate loans. The Company is positioned to continue to make every loan that meets its underwriting standards. Loan metrics continue to reflect low credit risk, with low charge-off and past due levels. The Company recorded a higher provision for the first quarter of 2025 when compared with the first and last quarters of 2024, reflecting loan growth and some softening in economic indicators.

Stockholders’ Equity

Stockholders’ equity as of March 31, 2025 increased when compared with the last quarter of 2024 due to net income and improvement in unrealized losses on available for sale securities, which are reflected, net of tax, in accumulated other comprehensive loss. Accumulated other comprehensive loss is excluded from the Bank’s regulatory capital and does not affect regulatory capital ratios. The Bank is considered well capitalized, with capital ratios substantially higher than minimum regulatory requirements, and meets all requirements for borrowing from the FHLB.

About National Bankshares

National Bankshares, Inc., headquartered in Blacksburg, Virginia, is the parent company of The National Bank of Blacksburg, which does business as National Bank, and of National Bankshares Financial Services, Inc. National Bank is a community bank operating from 28 full-service offices, primarily in southwestern, western and central Virginia, and one loan production office in Charlottesville, Virginia. National Bankshares Financial Services, Inc. is an investment and insurance subsidiary in the same trade area. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “NKSH.” Additional information is available at www.nationalbankshares.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Although we believe that our expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of our existing knowledge of our business and operations, there can be no assurance that actual future results, performance, achievements, or trends will not differ materially from any projected future results, performance, achievements or trends expressed or implied by such forward-looking statements. Actual future results, performance, achievements or trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the following: the businesses of the Company and Frontier Community Bank (“FCB”) may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; the expected growth opportunities or cost savings from the merger with FCB may not be fully realized or may take longer to realize than expected; deposit attrition, operating costs, customer losses and business disruption prior to and following the merger with FCB, including adverse effects on relationships with employees and customers, may be greater than expected; the regulatory and shareholder approvals required for the merger with FCB may not be obtained; the level of inflation; interest rates; national and local economic conditions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Consumer Financial Protection Bureau and the Federal Deposit Insurance Corporation, and the impact of any policies or programs implemented pursuant to financial reform legislation; unanticipated increases in the level of unemployment in the Company’s market; the quality or composition of the loan and/or investment portfolios; the sufficiency of the Company’s allowance for credit losses; demand for loan products; deposit flows, including impact on liquidity; competition; demand for financial services in the Company’s market; the real estate market conditions in the Company’s market; laws, regulations and policies impacting financial institutions; adverse developments in the financial industry generally, such as the recent bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer behavior; technological risks and developments, and cyber-threats, attacks or events; the Company’s technology initiatives; geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts; the occurrence of significant natural disasters, including severe weather conditions, floods, and other catastrophic events; the Company's ability to identify, attract, and retain experienced management, relationship managers, and support personnel, particularly in a competitive labor environment; performance by the Company’s counterparties or vendors; applicable accounting principles, policies and guidelines; the impact of public health events, including the adverse impact on our business and operations and on our customers; and other factors described from time to time in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

National Bankshares, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share data)	March 31, 2025	December 31, 2024	March 31, 2024
Assets
Cash and due from banks	$14,892	$13,564	$10,656
Interest-bearing deposits	107,385	94,254	110,527
Federal funds sold	258	299	-
Total cash and cash equivalents	122,535	108,117	121,183
Securities available for sale, at fair value	596,253	601,898	609,968
Restricted stock, at cost	1,848	1,848	1,248
Mortgage loans held for sale	938	619	-
Loans:
Real estate construction loans	42,942	50,798	61,486
Consumer real estate loans	311,549	307,855	244,946
Commercial real estate loans	497,072	478,078	414,615
Commercial non real estate loans	53,156	51,844	41,835
Public sector and IDA loans	56,981	57,171	59,742
Consumer non real estate loans	42,205	42,867	41,467
Total loans	1,003,905	988,613	864,091
Less: deferred fees and costs	(641)	(663)	(543)
Loans, net of deferred fees and costs	1,003,264	987,950	863,548
Less: allowance for credit losses	(10,490)	(10,262)	(9,055)
Loans, net	992,774	977,688	854,493
Premises and equipment, net	17,593	16,878	11,214
Accrued interest receivable	6,673	6,469	6,478
Goodwill	10,718	10,718	5,848
Core deposit intangible, net	1,766	1,863	-
Bank-owned life insurance	47,661	47,369	43,840
Other assets	36,958	38,169	34,934
Total assets	$1,835,717	$1,811,636	$1,689,206

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	$301,149	$290,088	$283,870
Interest-bearing demand deposits	879,215	864,753	838,450
Savings deposits	178,737	177,297	175,587
Time deposits	298,659	312,614	239,901
Total deposits	1,657,760	1,644,752	1,537,808
Accrued interest payable	1,434	1,462	2,514
Other liabilities	9,245	9,013	9,494
Total liabilities	1,668,439	1,655,227	1,549,816
Commitments and contingencies
Stockholders' Equity
Preferred stock, no par value, 5,000,000 shares authorized; none issued and outstanding	$-	$-	$-
Common stock of $1.25 par value and additional paid in capital. Authorized 10,000,000 shares; issued and outstanding 6,363,371 (including 4,961 unvested) shares at March 31, 2025, 6,363,371 (including 4,961 unvested) shares at December 31, 2024, and 5,893,782 (including 4,095 unvested) shares at March 31, 2024	21,874	21,831	7,436
Retained earnings	199,579	196,343	200,158
Accumulated other comprehensive loss, net	(54,175)	(61,765)	(68,204)
Total stockholders' equity	167,278	156,409	139,390
Total liabilities and stockholders' equity	$1,835,717	$1,811,636	$1,689,206

National Bankshares, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
(in thousands, except share and per share data)	March 31, 2025	December 31, 2024	March 31, 2024
Interest Income
Interest and fees on loans	$12,942	$13,142	$10,277
Interest on federal funds sold	3	3	-
Interest on interest-bearing deposits	1,039	758	1,129
Interest on securities – taxable	3,883	4,079	4,276
Interest on securities – nontaxable	336	335	339
Total interest income	18,203	18,317	16,021
Interest Expense
Interest on time deposits	3,145	3,390	2,552
Interest on other deposits	4,802	4,923	5,224
Total interest expense	7,947	8,313	7,776
Net interest income	10,256	10,004	8,245
Provision for (recovery of) credit losses	276	(60)	(10)
Net interest income after provision for (recovery of) credit losses	9,980	10,064	8,255

Noninterest Income
Service charges on deposit accounts	736	748	675
Other service charges and fees	63	53	46
Credit and debit card fees, net	417	307	374
Trust income	579	581	503
BOLI income	292	298	258
Gain on sale of mortgage loans	25	36	24
Other income	443	220	319
Total noninterest income	2,555	2,243	2,199

Noninterest Expense
Salaries and employee benefits	5,188	5,108	4,466
Occupancy, furniture and fixtures	656	598	539
Data processing and ATM	1,078	1,116	867
FDIC assessment	207	222	187
Intangible asset amortization	97	100	-
Franchise taxes	373	373	350
Professional services	299	285	240
Merger-related expense	-	25	484
Conversion expense	46	-	-
Other operating expenses	689	793	629
Total noninterest expense	8,633	8,620	7,762
Income before income tax expense	3,902	3,687	2,692
Income tax expense	666	608	518
Net Income	$3,236	$3,079	$2,174
Basic net income per common share	$0.51	$0.48	$0.37
Diluted net income per common share	$0.51	$0.48	$0.37
Weighted average number of common shares outstanding, basic	6,358,410	6,356,949	5,889,687
Weighted average number of common shares outstanding, diluted	6,360,392	6,359,506	5,891,651
Dividends declared per common share	$-	$0.78	$-
Book value per common share	$26.29	$24.58	$23.67

National Bankshares, Inc.

Net Interest Margin

(Unaudited)

	Three Months Ended March 31, 2025			Three Months Ended December 31, 2024
(in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Loans (1)(2)(3)	$995,049	$13,060	5.32%	$995,259	$13,261	5.30%
Taxable securities (4)(5)	615,788	3,883	2.56%	621,424	4,079	2.61%
Nontaxable securities (1)(4)	62,964	456	2.94%	63,079	455	2.87%
Federal funds sold	261	3	4.66%	294	3	4.06%
Interest-bearing deposits	94,431	1,039	4.46%	63,028	758	4.78%
Total interest-earning assets	$1,768,493	$18,441	4.23%	$1,743,084	$18,556	4.24%
Interest-bearing liabilities:
Interest-bearing demand deposits	$871,007	$4,583	2.13%	$836,486	$4,698	2.23%
Savings deposits	177,981	219	0.50%	177,040	225	0.51%
Time deposits	307,328	3,145	4.15%	308,979	3,390	4.36%
Total interest-bearing liabilities	$1,356,316	$7,947	2.38%	$1,322,505	$8,313	2.50%
Net interest income and interest rate spread		$10,494	1.85%		$10,243	1.74%
Net interest margin			2.41%			2.34%

	Three Months Ended March 31, 2024
(in thousands)	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Loans (1)(2)(3)	$858,291	$10,400	4.87%
Taxable securities (4)(5)	633,510	4,276	2.71%
Nontaxable securities (1)(4)	64,179	460	2.88%
Interest-bearing deposits	82,724	1,129	5.49%
Total interest-earning assets	$1,638,704	$16,265	3.99%
Interest-bearing liabilities:
Interest-bearing demand deposits	$822,555	$4,989	2.44%
Savings deposits	175,949	235	0.54%
Time deposits	234,670	2,552	4.37%
Total interest-bearing liabilities	$1,233,174	$7,776	2.54%
Net interest income and interest rate spread		$8,489	1.45%
Net interest margin			2.08%

(1)
Interest on nontaxable loans and securities is computed on a fully taxable equivalent basis using a federal income tax rate of 21%. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.
(2)
Interest income includes loan fees of $68, $53 and $48 for the three months ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively.
(3)
Includes loans held for sale and nonaccrual loans.
(4)
Daily averages are shown at amortized cost.
(5)
Includes restricted stock.

National Bankshares, Inc.

Key Ratios and Other Data

(Unaudited)

	As of and for the Three Months Ended
(in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Average Balances
Cash and due from banks	$13,504	$13,937	$11,898
Interest-bearing deposits	94,431	63,028	82,724
Securities available for sale, at fair value	602,794	612,680	614,210
Mortgage loans held for sale	147	197	154
Loans, gross	995,539	995,669	858,658
Loans, net of deferred fees and costs	994,902	995,062	858,137
Loans, net of allowance for credit losses	984,665	984,725	849,075
Intangible assets	12,542	12,643	5,848
Total assets	1,819,747	1,796,684	1,660,253

Noninterest-bearing demand deposits	$291,234	$300,148	$279,232
Interest-bearing demand and savings deposits	1,048,988	1,013,526	998,504
Time deposits	307,328	308,979	234,670
Total deposits	1,647,550	1,622,653	1,512,406
Total stockholders' equity	161,133	159,476	136,039

Financial Ratios
Return on average assets(1)	0.69%	0.68%	0.59%
Return on average equity(1)	7.84%	7.63%	7.19%
Efficiency ratio(2)	65.81%	68.84%	68.10%
Average equity to average assets	8.85%	8.88%	8.19%
Tangible common equity to tangible assets(3)	8.49%	7.99%	7.93%

Allowance for Loan Credit Losses
Beginning balance	$10,262	$10,328	$9,094
Provision for (recovery of) credit losses	277	(70)	5
Charge-offs	(112)	(108)	(109)
Recoveries	63	112	65
Ending Balance	$10,490	$10,262	$9,055

(1)
The return on average assets and return on average equity are calculated by annualizing net income and dividing by average period-to-date assets or equity, respectively. Any significant nonrecurring items within net income are not annualized. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.
(2)
The efficiency ratio is calculated as noninterest expense divided by the sum of noninterest income and net interest income on a fully taxable equivalent basis. Noninterest income and noninterest expense are adjusted for any non-recurring items. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.
(3)
Tangible common equity and tangible assets exclude goodwill and intangible assets of $12,484 as of March 31, 2025, $12,581 as of December 31, 2024 and $5,848 as of March 31, 2024. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

National Bankshares, Inc.

Asset Quality Data

(Unaudited)

(in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Nonperforming Assets
Nonaccrual loans	$2,173	$2,222	$2,591
Loans past due 90 days or more, and still accruing	$166	$548	$162

Asset Quality Ratios
Ratio of nonperforming loans to total loans(1)	0.22%	0.22%	0.30%
Allowance for credit losses on loans to total loans(1)	1.05%	1.04%	1.05%
Ratio of ACLL to nonperforming loans	482.74%	461.84%	349.48%
Loans past due 90 days or more to total loans (1)	0.02%	0.06%	0.02%

(1)
Loans are net of deferred fees and costs.

National Bankshares, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and comparing financial results to other financial institutions. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions.

The non-GAAP financial measures presented in this document include fully taxable equivalent (“FTE”) interest income used in the net interest margin, the efficiency ratio, and the ratio of tangible common equity to tangible assets. For periods that are shorter than twelve months, the Company annualizes net income for the return on average assets and return on average equity. In order to prevent distortion, the Company does not annualize significant non-recurring income and expense items.

The following tables present calculations underlying non-GAAP financial measures. All dollars are in thousands.

	Three Months Ended
Net Interest Margin, FTE	March 31, 2025	December 31, 2024	March 31, 2024
Interest income (GAAP)	$18,203	$18,317	$16,021
Add: FTE adjustment	238	239	244
Interest income, FTE (non-GAAP)	18,441	18,556	16,265
Interest expense (GAAP)	7,947	8,313	7,776
Net interest income, FTE (non-GAAP)	$10,494	$10,243	$8,489
Average balance of interest-earning assets	$1,768,493	$1,743,084	$1,638,704
Net interest margin (non-GAAP)	2.41%	2.34%	2.08%

	Three Months Ended
Efficiency Ratio	March 31, 2025	December 31, 2024	March 31, 2024
Noninterest expense (GAAP)	$8,633	$8,620	$7,762
Less: merger-related expense	-	(25)	(484)
Less: conversion expense (1)	(46)	-	-
Adjusted noninterest expense (non-GAAP)	$8,587	$8,595	$7,278
Noninterest income (GAAP)	$2,555	$2,243	$2,199
Net interest income, FTE (non-GAAP)	10,494	10,243	8,489
Total income for efficiency ratio (non-GAAP)	$13,049	$12,486	$10,688
Efficiency ratio (non-GAAP)	65.81%	68.84%	68.10%

(1)
Conversion expense stems from an upcoming system upgrade that will provide greater efficiency and product offerings.

(in thousands)	Three Months Ended
Annualized Net Income for Ratio Calculation	March 31, 2025	December 31, 2024	March 31, 2024
Net income per GAAP	$3,236	$3,079	$2,174
Less: items not annualized:
Partnership income net of tax of ($52) and ($35) for the periods ended March 31, 2025 and 2024, respectively	(197)	-	(134)
Recovery of credit losses, net of tax of ($13) and ($2) for the periods ended December 31, 2024 and March 31, 2024, respectively	-	(47)	(8)
Merger-related expense, net of tax of $5 for the period ended December 31, 2024 and $0 for the period ended March 31, 2024	-	20	484
Conversion expense, net of tax of $10 for the period ended March 31, 2025 (1)	36	-	-
Total non-annualized items	(161)	(27)	342
Adjusted net income	$3,075	$3,052	$2,516
Adjusted net income, annualized	$12,471	$12,142	$10,119
Add: total non-annualized items	161	27	(342)
Annualized net income for ratio calculation (non-GAAP)	$12,632	$12,169	$9,777
Return on average assets (GAAP)	0.72%	0.68%	0.53%
Adjusted return on average assets (non-GAAP)	0.69%	0.68%	0.59%
Return on average equity (GAAP)	8.14%	7.68%	6.43%
Adjusted return on average equity (non-GAAP)	7.84%	7.63%	7.19%

(1)
Conversion expense stems from an upcoming system upgrade that will provide greater efficiency and product offerings.

	As of
(in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Tangible Assets
Total assets (GAAP)	$1,835,717	$1,811,636	$1,689,206
Less: goodwill and intangible asses	(12,484)	(12,581)	(5,848)
Tangible assets (non-GAAP)	$1,823,233	$1,799,055	$1,683,358

Tangible Common Equity
Total stockholders' equity (GAAP)	$167,278	$156,409	$139,390
Less: goodwill and intangible assets	(12,484)	(12,581)	(5,848)
Tangible common equity (non-GAAP)	$154,794	$143,828	$133,542